Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: James Zeumer
(248) 433-4597
email: jim.zeumer@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
PULTE HOMES ANNOUNCES RECORD FIRST QUARTER RESULTS
•	Earnings from Continuing Operations Increases 22% to Q1 Record $1.01 Per Diluted Share

•	Consolidated Revenues Climb 18% to a Record $3 Billion

•	Homebuilding Settlement Revenues Increase 17% to $2.9 Billion; Closings Up 7% to 8,602 Homes

•	Q1 Sale of Foreign Banking Investment Generates Pretax Income of $31.6 Million

•	Pulte Homes Upgraded to “BBB” by Standard & Poor’s
     Bloomfield Hills, MI, April 26, 2006 - Pulte Homes, Inc. (NYSE: PHM) announced today record financial results for its first quarter ended March 31, 2006. First quarter income from continuing operations was a record $262.6 million, an increase of 21% over prior year first quarter income of $217.5 million. First quarter earnings from continuing operations of $1.01 per diluted share represents an increase of 22% over prior year earnings from continuing operations of $.83 per diluted share.
     “We continue to implement initiatives in support of our core business strategies: market share expansion through diversification, operational excellence, people development and financial discipline,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “By focusing on these key business drivers, Pulte Homes delivered solid Q1 operating and financial results, while ending the quarter with a strong balance sheet and well positioned land pipeline. Based on our Q1 results and expectations that a soft landing is unfolding for the U.S. housing industry, we continue to target 2006 earnings of $6.00 to $6.25 per diluted share.”
     For the quarter, Pulte’s consolidated revenues were $3 billion, an increase of 18% over prior year revenues of $2.5 billion.
     First quarter revenues from homebuilding settlements increased 17% to $2.9 billion. Higher revenues for the period were the result of a 7% increase in closings to 8,602 homes, combined with a 9% increase in average selling price to $336,000. The higher average selling price resulted from favorable changes in the mix of houses closed combined with price increases realized during the quarter.
     First quarter homebuilding pretax income increased 5% to $377.6 million, compared with prior year first quarter homebuilding pretax income of $359.6 million.

     Land sales and related gross profit in the first quarter increased to $25.9 million and $4.8 million, respectively, compared with $24.2 million and $3.4 million, respectively, in the prior year. Land sales are an important part of Pulte Homes’ overall land management strategy, but sales can fluctuate quarter-to-quarter depending upon the timing of individual land transactions.
     Net new home orders for the quarter were $3.7 billion (representing 10,725 homes), a decrease of 4% compared with prior year orders of $3.8 billion (representing 12,067 homes). The Company’s ending backlog was valued at a record $7.1 billion, compared with a value of $6.5 billion last year.
     The Company’s financial services operations reported first quarter pretax income of $49.3 million, compared with prior year pretax income of $10.1 million. Financial services pretax income for the period benefited from a 7% increase in originations to 8,091 loans, with a value of $1.7 billion. In addition, first quarter results reflect a gain of approximately $31.6 million from the previously announced sale by Pulte Mortgage LLC of its investment in a Mexico-based mortgage-banking company.
     Subsequent to the close of Pulte’s first quarter, the Company also announced that Standard & Poor’s Ratings Services raised its corporate credit rating on Pulte Homes’ senior notes to ‘BBB’ from ‘BBB-’. The outlook was revised to stable from positive. In discussing the reasons for the ratings change, S&P said, “The upgrade acknowledges Pulte’s leading market position in the consolidating homebuilding industry, a lowly leveraged balance sheet, and ample liquidity.”
     “We are very pleased with this ratings upgrade from S&P and the recognition of Pulte’s improved financial performance,” said Roger A. Cregg, Executive Vice President and Chief Financial Officer of Pulte Homes. “Financial discipline, along with market share growth, operational excellence and people development, remain at the core of Pulte’s operating philosophy.”
     A conference call discussing Pulte’s first quarter results and its recent ratings upgrade will be held Thursday, April 27, 2006 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.
     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. All forward-looking statements made are made as of the date hereof, and the risk that actual results will differ materially from expectations will increase with the passage of time. See our Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 150 company with operations in 53 markets and 27 states. In 2005, the company delivered 45,630 homes in the U.S. and generated consolidated revenues of $14.7 billion. During its 56-year history, the company has constructed more than 450,000 homes. In 2005, Pulte Homes received the most awards in the J.D. Power and Associates New Home-Builder Customer Satisfaction Study(sm), marking the sixth-straight year Pulte achieved this distinction among America’s largest homebuilding companies. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities featuring a town-center concept. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$2,914,752	$2,486,294
Financial Services	44,857	30,276
Other non-operating	2,967	1,248

Total Revenues	$2,962,576	$2,517,818

Pretax income (loss):
Homebuilding	377,583	359,569
Financial Services	49,344	10,084
Other non-operating	(9,383)	(22,756)

Income from continuing operations before income taxes	417,544	346,897

Income taxes	(154,899)	(129,350)

Income from continuing operations	$262,645	$217,547
Income from discontinued operations	—	695

Net income	$262,645	$218,242

EARNINGS PER SHARE — ASSUMING DILUTION:

Income from continuing operations	$1.01	$.83
Income from discontinued operations	—	—

Net income	$1.01	$.83

Shares used in per share calculations	260,738	262,753

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	March 31,		March 31,
	2006	December 31,	2005
	(Unaudited)	2005	(Unaudited)
ASSETS
Cash and equivalents	$121,013	$1,002,268	$346,652
Unfunded settlements	85,488	156,663	74,352
House and land inventory	9,791,302	8,756,093	7,924,147
Land held for sale	313,958	257,724	225,408
Land, not owned, under option agreements	59,938	76,671	134,061
Residential mortgage loans available-for-sale	521,577	1,038,506	408,074
Investment in unconsolidated entities	246,479	301,613	309,321
Goodwill	375,937	307,693	307,693
Intangible assets, net	125,142	127,204	133,392
Other assets	1,062,182	1,023,739	1,038,007

	$12,703,016	$13,048,174	$10,901,107

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$2,467,467	$2,584,060	$2,167,584
Unsecured short-term borrowings	24,500	—	—
Collateralized short-term debt, recourse solely to applicable subsidiary assets	447,022	893,001	338,671
Income taxes	165,770	219,504	98,739
Deferred income tax liability	28,051	7,740	15,791
Senior notes and subordinated notes	3,386,882	3,386,527	3,510,455

Total Liabilities	6,519,692	7,090,832	6,131,240

Shareholders’ Equity	6,183,324	5,957,342	4,769,867

	$12,703,016	$13,048,174	$10,901,107

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
HOMEBUILDING:
Home sales (settlements)	$2,888,834	$2,462,109
Land sales	25,918	24,185

Homebuilding Revenue	2,914,752	2,486,294

Home cost of sales	(2,225,966)	(1,856,468)
Land cost of sales	(21,143)	(20,759)
Selling, general & administrative expense	(284,749)	(254,431)
Other income (expense), net	(5,311)	4,933

Pretax income	$377,583	$359,569

FINANCIAL SERVICES:
Pretax income	$49,344	$10,084

OTHER NON-OPERATING:
Pretax loss:
Net interest income (expense)	$1,090	$(13,747)
Other expense, net	(10,473)	(9,009)

Total Other non-operating	$(9,383)	$(22,756)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Homebuilding settlement revenues	$2,888,834	$2,462,109

Unit settlements:
Northeast	716	538
Southeast	2,504	2,331
Midwest	804	901
Central	1,430	926
West	3,148	3,323

	8,602	8,019

Average selling price	$336	$307

Unit net new orders:
Northeast	728	1,028
Southeast	3,375	3,717
Midwest	1,320	1,519
Central	1,728	1,620
West	3,574	4,183

	10,725	12,067

Unit net new orders — dollars	$3,683,000	$3,833,000

Unit backlog:
Northeast	1,605	1,973
Southeast	6,536	6,691
Midwest	1,903	1,895
Central	2,515	1,771
West	7,381	7,634

	19,940	19,964

Dollars in backlog	$7,096,000	$6,525,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
MORTGAGE ORIGINATIONS:

Origination volume	8,091	7,592

Origination principal	$1,744,200	$1,489,400

Capture rate percentage	89.3%	88.7%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Interest expense:
Homebuilding (included in home cost of sales)	$41,169	$30,544
Financial Services	5,301	2,801
Other non-operating	1,877	14,995

Total interest expense	$48,347	$48,340

Depreciation & amortization	$18,363	$13,733